[BELL MICROPRODUCTS LOGO]



CONTACT:     Rob Damron
             Investor Relations Representative
             Bell Microproducts Inc.
             (414) 224-1668
             ir@bellmicro.com

FOR IMMEDIATE RELEASE


           BELL MICROPRODUCTS REPORTS FIRST QUARTER FINANCIAL RESULTS ACHIEVES RECORD QUARTERLY SALES OF $660 MILLION AND $0.06 INCOME PER SHARE

SAN JOSE, CA--(April 28, 2004)-- Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the first quarter ended March 31, 2004.

Revenues for the first quarter of 2004 reached a record $660 million, up 24% over last year's first quarter revenues of $533 million, and up 3% from fourth quarter 2003 revenues of $640 million. Net earnings for the first quarter were $1.7 million, or $0.06 per share on 28.1 million diluted shares. This compares to last year's first quarter GAAP net loss of $4.9 million, or $0.25 per share on 20.1 million basic shares. In the fourth quarter of 2003, the Company reported net earnings of $2.4 million, or $0.09 per share on 27.7 million diluted shares.

Commenting on the first quarter 2004 financial results, Don Bell, Chairman and CEO of Bell Microproducts said, "We are pleased to report record first quarter revenues and improving profitability. We generated revenue improvement in all geographies and in all major product categories compared to last year's first quarter. Our gross profit increased both as a percent of sales and in absolute terms, and costs remained under control. This resulted in our ability to generate a significant increase in our operating margins and overall profitability, as compared to last year's first quarter. We also grew sales sequentially from the fourth quarter of 2003 despite historical seasonal softness in the first quarter."

Mr. Bell added, "In addition to our strong first quarter operating results, we also substantially improved our capital structure during the quarter with the successful completion of our $110 million convertible subordinated notes offering in March 2004. This financing materially reduces our interest costs by enabling us to pay down higher interest rate debt and the additional capital provides us with significant incremental financial capacity to grow our business through acquisitions and strategic investments."

Bell Microproducts Announces Q1 2004 Results                         Page 2 of 7
March 31, 2004



OPERATING TRENDS
Revenue in the first quarter was split among the Company's geographies as follows: North America 41%, Europe 46%, and Latin America 13%.

         GEOGRAPHIC HIGHLIGHTS:

          o In North America, total revenue increased 21% compared with the first quarter of 2003 and 3% compared with the fourth quarter of 2003.

          o Latin America revenue increased 41% compared with the first quarter of 2003 and 25% compared with the fourth quarter of 2003. Excluding the acquisition of EBM Mayorista, S.A. de C.V. in Mexico which occurred in October of 2003, Latin America revenue increased 27% compared with the first quarter of 2003.

          o In Europe, revenue increased 22% compared with the first quarter of 2003 and decreased by 1% compared with the fourth quarter of 2003 due to seasonal factors in that market.

         SOLUTIONS AND COMPONENTS AND PERIPHERALS HIGHLIGHTS:

          o In the first quarter of 2004, Solutions represented 51% of the Company's product mix and Components and Peripherals accounted for 49% of the mix.

          o The Solutions category of the Company's business increased 26% compared with the first quarter of 2003 and 2% compared with the fourth quarter of 2003. Within the Solutions category, Software increased 40% compared with the first quarter of 2003 and 7% compared to the fourth quarter of 2003.

          o The Components and Peripherals category of the Company's business increased 22% compared with the first quarter of 2003 and 5% compared to the fourth quarter of 2003. Within the Components and Peripherals category, Industrial Products and related components, which include semiconductors, increased 105% compared with the first quarter of 2003 and 16% compared to the fourth quarter of 2003. The strong Industrial Products growth was due to sales execution and increasing strength in the Americas market.

          o Sales of the hard disk drives increased 6% compared with the first quarter of 2003 and 1% compared to the fourth quarter of 2003. First quarter hard disk drive sales were 31% of total sales, down from 36% in Q1 of 2003.

Gross profit margins in the first quarter of 2004 increased to 7.5% versus 7.1% in the first quarter of 2003 and were flat sequentially. The increase in gross profit percentage came from increases in both the Solutions and the Components and Peripherals product categories.

Operating expenses continue to remain under tight control. Operating expenses of $42.7 million in the first quarter of 2004 were up from $40.7 million in the first quarter of 2003 and from $40.5 million in fourth quarter of 2003. However, as a percent of sales operating expenses declined to 6.5% in the first quarter of 2004 versus 7.6% in the first quarter of 2003 and increased slightly from 6.3% in the fourth quarter of 2003. The slight sequential increase in operating expenses as a percent of sales is primarily due to the recognition of benefit and social costs which occur in the first part of each year.

Bell Microproducts Announces Q1 2004 Results                         Page 3 of 7
March 31, 2004



Inventories were $236 million at March 31, 2004 as compared to $257 million at December 31, 2003 and $194 million at March 31, 2003. This resulted in average inventory turns of 10.4 times (35 days) in the first quarter of 2004 versus 9.2 times (39 days) in the fourth quarter of 2003 and 10.2 times (35 days) in the first quarter of 2003.

Accounts Receivable were $301 million at March 31, 2004 as compared to $310 million at December 31, 2003 and $265 million at March 31, 2003. Days sales outstanding (DSO) continued to improve to 41 days in the first quarter of 2004 versus 44 days in the fourth quarter of 2003 and 45 days in the first quarter of 2003.

Total Debt increased to $235 million at March 31, 2004 as compared to $220 at December 31, 2003 and $207 million at March 31, 2003. This increase in debt was the result of the higher sales levels in the quarter, coupled with taking advantage of vendor early payment discounts.

MANAGEMENT DISCUSSION AND OUTLOOK

Mr. Bell concluded, "Bell Microproducts' financial results have shown significant improvement over the last year. The first quarter ended on a strong note as March, 2004 was the best sales month in the history of the Company. We are optimistic that the IT recovery will continue. Based on this improvement in technology spending we expect to set another revenue record in 2004, accompanied by a significant improvement in profitability."

"We will continue to pursue our strategic initiatives in enterprise storage solutions, strengthening our business partner alliances and expanding geographically. Furthermore, with the additions to key management positions in our Company, including the recently announced hiring of Graeme Watt as our President of European operations, and additional capital available to support new strategic investments and acquisitions, we are well positioned to continue to grow and gain share in the markets we serve."


CONFERENCE CALL ON THE WEB

Bell Microproducts will host a conference call to discuss first quarter results at 4:30 PM Eastern on Wednesday, April 28, 2004. A live Internet broadcast of the Company's conference call will be available via the Company's web site at www.bellmicro.com.

ABOUT PRO FORMA PRESENTATION

In addition to our consolidated financial results prepared under generally accepted accounting principles ("GAAP"), we use a pro forma measure of net income or loss that is equal to GAAP adjusted to exclude certain costs and expenses. Our pro forma presentation gives an indication of our performance before restructuring costs and special charges that are considered by management to be outside of our core distribution operating results. We compute pro forma results by adjusting GAAP net income or loss with the impact of cost of sales adjustments for discontinued product lines, and restructuring costs related to severance and benefits for involuntary employee terminations and vacated excess facilities. These measures are not in accordance with, or an alternative for GAAP and

Bell Microproducts Announces Q1 2004 Results                         Page 4 of 7
March 31, 2004



may be materially different from pro forma measures used by other companies. The presentation of this additional information should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

ABOUT BELL MICROPRODUCTS

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

SAFE HARBOR STATEMENT

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.

Bell Microproducts Announces Q1 2004 Results                         Page 5 of 7
March 31, 2004




                             BELL MICROPRODUCTS INC.
                                 Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                             March 31, 2004           December 31, 2003
                                                             --------------           -----------------
ASSETS
   Current assets:
      Cash                                                      $  3,441                    $  4,904
      Accounts receivable, net                                   301,068                     309,905
      Inventories                                                235,981                     256,992
      Prepaid expenses and other current assets                   23,390                      23,595
                                                                --------                    --------
               Total current assets                              563,880                     595,396
                                                                --------                    --------

   Property and equipment, net                                    42,679                      43,545
   Goodwill and other intangibles                                 67,325                      66,780
   Other assets                                                   11,429                       7,278
                                                                --------                    --------
               Total assets                                     $685,313                    $712,999
                                                                ========                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Accounts payable                                          $199,930                     250,494
      Borrowings under lines of credit                             1,652                       3,009
      Short-term note payable and current portion of
          long-term notes payable                                  8,349                      11,848
      Other accrued liabilities                                   48,204                      46,411
                                                                --------                    --------
               Total current liabilities                         258,135                     311,762

   Borrowings under lines of credit                               57,438                     127,416
   Long-term notes payable                                       167,626                      77,608
   Other long-term liabilities                                     3,578                       2,803
                                                                --------                    --------
               Total liabilities                                 486,777                     519,589
                                                                --------                    --------


   Shareholders' equity:
      Common Stock                                               157,909                     157,251
      Retained earnings                                           22,549                      20,837
      Cumulative translation adjustment                           18,078                      15,322
                                                                --------                    --------
               Total shareholders' equity                        198,536                     193,410
                                                                --------                    --------

                                                                --------                    --------
      Total liabilities and shareholders' equity                $685,313                    $712,999
                                                                ========                    ========

Bell Microproducts Announces Q1 2004 Results                         Page 6 of 7
March 31, 2004





                             BELL MICROPRODUCTS INC.
                       PRO FORMA STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)


                                                     ---------------------------------    ---------------------------------
                                                                As Reported                     Excluding Restructure
                                                     ---------------------------------    ---------------------------------
                                                       Three Months Ended March 31,         Three Months Ended March 31,
                                                            2004            2003                2004            2003
                                                     ----------------  ---------------    ---------------  ----------------

Net sales                                             $    660,331     $  532,653          $  660,331      $  532,653
Cost of sales                                              611,044        495,027             611,044         493,484
                                                      ---------------  ---------------     --------------  ----------------
Gross profit                                                49,287         37,626              49,287          39,169

Operating expenses:
   Selling, general and administrative expenses             42,731         39,274              42,731          39,274
   Restructuring costs                                           -          1,383                   -               -
                                                      ---------------  ---------------     --------------  ----------------
Total operating expenses                                    42,731         40,657              42,731          39,274

Income (loss) from operations                                6,556         (3,031)               6,556            (105)
Interest expense                                            (3,838)        (4,019)             (3,838)         (4,019)
                                                      ---------------  ---------------     --------------  ----------------

Income (loss) before income taxes                            2,718         (7,050)               2,718         (4,124)
Provision for (benefit from) income taxes                    1,006         (2,115)               1,006         (1,735)
                                                      ---------------  ---------------     --------------  ----------------
Net income (loss)                                     $      1,712     $   (4,935)         $     1,712     $    (2,389)
                                                      ===============  ===============     ==============  ================


Earnings (loss) per share
   Basic                                              $       0.06      $   (0.25)       $        0.06   $      (0.12)
                                                      ===============  ===============     ==============  ================
   Diluted                                            $       0.06      $   (0.25)       $        0.06   $      (0.12)
                                                      ===============  ===============     ==============  ================

Shares used in per share calculation
   Basic                                                    27,068         20,131              27,068          20,131
                                                      ===============  ===============     ==============  ================
   Diluted                                                  28,079         20,131              28,079          20,131
                                                      ===============  ===============     ==============  ================


Pro forma presentation does not include restructuring and special pre tax charges of $2,926 for the three months ended March 31, 2003.

Bell Microproducts Announces Q1 2004 Results                         Page 7 of 7
March 31, 2004





                             BELL MICROPRODUCTS INC.
                            STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)
                                   (Unaudited)



                                                                       ------------------------------
                                                                        Three Months Ended March 31,
                                                                           2004               2003
                                                                       ------------------------------
             Net sales                                                 $  660,331          $  532,653
             Cost of sales                                                611,044             495,027
                                                                       ----------          ----------
             Gross profit                                                  49,287              37,626

             Operating expenses:
                Selling, general and administrative expenses               42,731              39,274
                Restructuring costs                                             -               1,383
                                                                       ----------          ----------
             Total operating expenses                                      42,731              40,657

             Income (loss) from operations                                  6,556              (3,031)
             Interest expense                                              (3,838)             (4,019)
                                                                       ----------          ----------

             Income (loss) before income taxes                              2,718              (7,050)
             Provision for (benefit from) income taxes                      1,006              (2,115)
                                                                       ----------          ----------
             Net income (loss)                                         $    1,712          $   (4,935)
                                                                       ==========          ==========

             Earnings (loss) per share
                Basic                                                  $     0.06          $    (0.25)
                                                                       ==========          ==========
                Diluted                                                $     0.06          $    (0.25)
                                                                       ==========          ==========
             Shares used in per share calculation
                Basic                                                      27,068              20,131
                                                                       ==========          ==========
                Diluted                                                    28,079              20,131
                                                                       ==========          ==========